EXHIBIT 11
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                       TOSCO CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE (a)
                                   (Unaudited)
                  (Thousands of Dollars, Except Per Share Data)

                                                               Three Months Ended September 30,   Nine Months Ended September 30,
                                                                      1997            1996              1997            1996
                                                                     -------        ---------          ---------      ---------
 Income before distributions on company-obligated, mandatorily
   redeemable, convertible preferred securities                   $103,456          $42,493            $179,176       $116,097
 Distributions on company-obligated, mandatorily redeemable,
   convertible preferred securities, net of income tax benefit       2,523            -                   7,569          -
                                                                  ----------       ----------          -----------    ---------

 Net income                                                       $100,933          $42,493            $171,607       $116,097
                                                                  -----------      ----------          -----------    ---------

     PRIMARY EARNINGS PER SHARE

 Earnings used for computation of primary earnings per share      $100,933          $42,493            $171,607       $116,097
                                                                 ============     ==========          ===========    =========
 Weighted average number of shares outstanding
   during the period                                           156,185,661      130,851,153         146,617,794    119,196,819
 Assumed conversion of common share equivalents                  4,424,517        2,974,680           4,301,608      2,778,525
                                                               ---------------  ------------        ------------   ------------
 Weighted average common and common equivalent shares used
   for computation of primary earnings per share               160,610,178      133,825,833         150,919,402    121,975,344
                                                              ----------------  ------------       -------------   -------------
 Primary earnings per common and common equivalent share        $     0.63         $   0.32          $     1.14        $  0.95
                                                              ================  ============       =============   ==============

 FULLY DILUTED EARNINGS PER SHARE

 Earning used for computation of fully diluted
   earnings per share                                           $  103,456        $ 42,493           $  179,176      $ 116,097
                                                              ----------------  ------------       --------------   --------------
 Weighted average number of shares outstanding
   during the period                                           156,185,661     130,851,153          146,617,794    119,196,819
 Assumed conversion of common share equivalents                  4,648,105       3,323,658            4,648,105      3,323,661
 Assumed conversion of company-obligated, mandatorily
   redeemable, convertible preferred securities                  9,113,940                            9,113,940
                                                              ---------------- -------------       --------------- ----------------
 Weighted average common and common equivalent shares used
   for computation of fully diluted earnings per share         169,947,706     134,174,811          160,379,839    122,520,480
                                                              --------------   --------------      ---------------  ---------------
 Fully diluted earnings per common and common equivalent share       $0.61           $0.32                 $1.12         $0.95
                                                              ==============   ==============      ===============  ===============

 (a) Earnings per share and weighted average shares outstanding reflect the 3-for-1 stock split declared and distributed in February 1997.
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